Exhibit 99.1

VSB Bancorp, Inc.

Fourth Quarter and Year End 2013 Results of Operations

Contact Name:

Ralph M. Branca

President & CEO

(718) 979-1100

Staten Island, N. Y. —January 15, 2014. VSB Bancorp, Inc. (OTCQB: VSBN) reported net income of $277,293 for the fourth quarter of 2013, an increase of $100,038, or 56.4%, from the fourth quarter of 2012. The following unaudited figures were released today. Pre-tax income was $511,099 in the fourth quarter of 2013, compared to $326,770 for the fourth quarter of 2012. Net income for the quarter was $277,293, or basic income of $0.16 per common share, compared to a net income of $177,255, or $0.10 basic income per common share, for the quarter ended December 31, 2012.

The $100,038 increase in net income was due to a $74,822 increase in net interest income, an increase in non-interest income of $87,968, a decrease in non-interest expense of $51,539, partially offset by an increase in the provision for loan losses of $30,000, and an increase in the provision for income taxes of $84,291. The increase in the provision for loan losses was due to a writedown of $280,000 on a non-performing loan, when comparing the fourth quarter of 2013 to the fourth quarter of 2012. Overall, our allowance for loan losses declined to 1.50% of total loans at December 31, 2013, compared to 2.13% at December 31, 2012 as we resolved some of our outstanding problem loans.

The $74,822 increase in net interest income for the fourth quarter of 2013 occurred primarily because our interest income increased by $90,110, and our cost of funds increased by $15,288. The rise in interest income resulted from an increase of $188,832 in interest income from investment securities due to a $44.6 million increase in the average balance between the periods, which was partially offset by a 22 basis point decrease in average yield, as new securities were purchased at market rates significantly below the rates on securities repaid or matured. This decrease was partially offset by a $96,105 decrease in income on loans, due to a $7.2 million decrease in the average balance of loans, partially offset by an 11 basis point increase in yield from the fourth quarter of 2012 to the fourth quarter of 2013. Our average non-performing loans decreased $1.3 million, from $6.2 million in the quarter ended December 31, 2012, to $4.9 million in the fourth quarter of 2013. The level of non-performing loans declined $2.2 million from $6.4 million at December 31, 2012 to $4.2 million at December 31, 2013.

Interest income from other interest earning assets (principally overnight investments) decreased by $2,617 due principally to an $6.4 million decrease in average balance from the fourth quarter of 2012 to the fourth quarter of 2013.

The most significant components of the increase in interest expense was a $8,858 increase in interest on money market deposits due to the $9.2 million increase in the average balance between the periods, even as the average cost declined by 6 basis points, a $6,271 increase in interest on time deposits due to the $9.5 million increase in the average balance between the periods even as the average cost declined by 5 basis points, and a $1,657 increase in the cost of savings accounts due to the $2.0 million increase in the average balance between the periods. The increase in interest expense in these deposit categories was partially offset by a $1,498 decrease in the cost of NOW accounts, as the average cost declined by 2 basis points, while the average balance increase by $1.1 million. Average demand and escrow deposits increased $10.6 million, or 12.6%, from the fourth quarter of 2012. Average demand deposits represent approximately 36% of average total deposits for the fourth quarter of 2013. Average interest-bearing deposits increased by $21.7 million, resulting in an overall $32.4 million increase in average total deposits from the fourth quarter of 2012 to the fourth quarter of 2013.

The average yield on interest-earning assets declined by 24 basis points, while the average cost of funds declined by 3 basis points, from the fourth quarter of 2012 to the fourth quarter of 2013. The reduction in the yield on assets was principally due to the 22 basis point drop in the yield on investment securities partially offset by an 11 basis point increase in the yield on loans. Also significantly contributing to the reduction in yield is the reduction of loans, our highest yield asset category, as a percentage of average interest earning assets from 31.9% in the fourth quarter of 2012 to 26.0% in the fourth quarter of 2013.

The decline in the cost of funds was driven principally by a 6 basis point drop in the cost of money market account deposits, a 5 basis point drop in the cost of time deposits and a 2 basis point drop in the cost of NOW deposits. Our interest rate margin decreased by 23 basis points from 2.98% to 2.75% when comparing the fourth quarter of 2013 to the same quarter in 2012, while our interest rate spread decreased by 21 basis points from 2.77% to 2.56%. The spread and margin both decreased because of the combined effect of the decline in earnings we were able to obtain on our investments securities and the decline in the average balance of loans as a percentage of total earning assets from 31.9% in the 2012 quarter to 26.0% in the 2013 quarter. These declines could not be offset by corresponding declines in the cost of deposits because the rates we paid on deposits were already low due to low markets rates so that we could not reduce them as much as the decline in the earnings on investment securities and loans.

Non-interest income increased by $87,968 to $660,157 in the fourth quarter of 2013, compared to $572,189 for the same quarter in 2012 due primarily to a recent increase in the non-sufficient fund fee assessed against deposit accounts and the fact that we waived many service charges on deposits and loan late fees in late 2012 in the aftermath of Hurricane Sandy.

Comparing the fourth quarter of 2013 with the same quarter in 2012, non-interest expense decreased by $51,539, and was $2.1 million for the fourth quarter of 2013. Non-interest expense decreased for various business reasons including (i) an $86,837 decrease in occupancy expenses due to reduced fixed asset costs and to insurance payouts on monies expensed in the remediation of damage to our Dongan Hills branch caused by Superstorm Sandy in 2012; and (ii) a $28,734 decrease in salary and benefit costs due to reduced staff and benefit plan costs. These decreases were partially offset by a $46,996 increase in legal fees due to general corporate needs in 2013 and an increase in collection costs on our non-performing loans, a $15,153 increase in computer expenses due to a recent rise in software contract expenses and the replacement of computer hardware, and a $5,500 increase in FDIC and NYSBD assessments due to a larger assessment base (generally average assets minus tangible capital) in 2013.

For the year ended 2013, pre-tax income decreased to $1,938,235 from $2,190,314 for the year ended 2012, a decline of $252,079, or 11.5%. Net income for the year ended December 31, 2013 was $1,051,471, or basic net income of $0.59 per common share, as compared to a net income of $1,188,200, or basic net income of $0.67 per common share, for the year ended December 31, 2012. The $136,729 reduction in net income for the year ended December 31, 2013 was attributable principally to a $470,139 decrease in net interest income, and a $49,030 increase in non-interest expenses. These increases were partially offset by a $197,090 increase in non-interest income, and a $70,000 decrease in the provision for loan losses. The increase in non-interest expense of $49,030 was due primarily to a (i) $143,452 increase in other non-interest expenses due to OREO costs and increased costs of regulatory filings, loan collection costs and checkbook printing charges; (ii) a $55,569 increase in computer expenses due to a recent rise in software contract expenses and the replacement of computer hardware; (iii) a $36,357 increase in legal expenses due to a higher level of collection activity; and (iv) a $20,761 increase in professional fees due to higher costs and the hiring of a consultant. These increases were partially offset by a $188,218 decrease in occupancy expenses due to insurance payouts on monies expensed in the remediation of damage to our Dongan Hills branch from Superstorm Sandy and reduced fixed asset costs, and a $29,725 decrease in director fees due to reduced number of meetings. Income tax expense decreased $115,350 due to the $252,079 decrease in pre-tax income.

The net interest margin decreased by 55 basis points from the year ended December 31, 2013 to 2.75% from 3.30% in the same period in 2012. Correspondingly, the spread decreased by 53 basis points from 3.08% to 2.55% between the periods. Average interest earning assets for the year ended December 31, 2013, increased by $33.0 million, or 13.3%, from the same period in 2012. However, the increase in average interest earning assets did not result in a corresponding increase in interest income. The average level of lower-yielding short term and overnight investments was higher in 2013 than in 2012. Although we deployed some excess cash into investment securities when the interest rate rose, most of this did not occur until the second half of 2013. We continue to evaluate loan opportunities, investment opportunities and loan participations that are available to us in 2014.

Total assets increased to $297.1 million at December 31, 2013, an increase of $27.4 million, or 10.2%, from December 31, 2012. The significant component of this increase was a $47.8 million increase in investment securities. Total deposits, including escrow deposits, increased to $268.6 million, an increase of $27.9 million, or 11.6%. We had increases in demand and checking deposits of $14.8 million, $9.1 million in money market accounts, $3.2 million in savings deposits, and $1.1 million in time deposits from year end 2012. The Bancorp’s Tier 1 capital ratio was 9.17% at December 31, 2013.

Raffaele (Ralph) M. Branca, VSB Bancorp, Inc.’s President and CEO, stated, “2013 presented unique challenges for us as our community started to recover from Superstorm Sandy. We have been able to reduce our non-performing loans, maintain our profitability, and contain our costs while we organically grew the Bank in 2013.” Joseph J. LiBassi, VSB Bancorp, Inc.’s Chairman, stated, “Our delisting from NASDAQ and trading on the OTCQB has been seamless and transparent. We made this strategic decision in order to reduce our operating expenses and to provide more value to our stockholders. We just paid our twenty-fifth consecutive dividend to our stockholders and our book value per share stands at $15.47. We will continue to leverage off our biggest strength, our customer relationships, which have been forged by delivering to them the highest level of customer service.”

VSB Bancorp, Inc. is the one-bank holding company for Victory State Bank. Victory State Bank, a Staten Island based commercial bank, which commenced operations on November 17, 1997. The Bank’s initial capitalization of $7.0 million was primarily raised in the Staten Island community. The Bancorp’s total equity has increased to $27.5 million primarily through the retention of earnings. The Bank operates five full service locations in Staten Island: the main office in Great Kills, and branches on Forest Avenue (West Brighton), Hyatt Street (St. George), Hylan Boulevard (Dongan Hills) and on Bay Street (Rosebank).

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to adverse changes in local, regional or national economic conditions, fluctuations in market interest rates, changes in laws or government regulations, weaknesses of other financial institutions, changes in customer preferences, and changes in competition within our market area. When used in this release or in any other written or oral statements by the Company or its directors, officers or employees, words or phrases such as “will result in,” “management expects that,” “will continue,” “is anticipated,” “estimate,” “projected,” or similar expressions, and other terms used to describe future events, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date of the statement. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under the PSLRA’s safe harbor provisions.

VSB Bancorp, Inc.

Consolidated Statements of Financial Condition

December 31, 2013

(unaudited)

	December 31,	December 31,
	2013	2012

Assets:

Cash and cash equivalents	$65,562,635	$77,728,426
Investment securities, available for sale	57,517,211	106,825,570
Investment securities, held to maturity	97,146,039	—
Loans receivable	73,081,310	81,971,571
Allowance for loan loss	(1,093,788)	(1,753,521)
Loans receivable, net	71,987,522	80,218,050
Bank premises and equipment, net	1,992,527	2,097,356
Accrued interest receivable	539,092	617,833
Other assets	2,391,082	2,217,136
Total assets	$297,136,108	$269,704,371

Liabilities and stockholders’ equity:

Liabilities:
Deposits:
Demand and checking	$96,640,569	$81,881,173
NOW	32,989,791	33,394,785
Money market	42,075,301	33,023,373
Savings	24,075,184	20,871,593
Time	72,538,100	71,452,704
Total Deposits	268,318,945	240,623,628
Escrow deposits	235,633	77,578
Accounts payable and accrued expenses	1,048,782	1,249,194
Total liabilities	269,603,360	241,950,400

Stockholders’ equity:
Common stock, ($.0001 par value, 10,000,000 shares authorized 1,989,509 issued, 1,780,109 outstanding at December 31, 2013 and 1,785,309 outstanding at December 31, 2012)	199	199
Additional paid in capital	9,364,950	9,257,167
Retained earnings	19,960,933	19,336,280
Treasury stock, at cost (209,400 shares at December 31, 2013 and 204,200 at December 31, 2012)	(2,123,546)	(2,068,898)
Unearned ESOP shares	(56,360)	(225,438)
Accumulated other comprehensive gain, net of taxes of $326,003 and $1,226,742, respectively	386,572	1,454,661

Total stockholders’ equity	27,532,748	27,753,971

Total liabilities and stockholders’ equity	$297,136,108	$269,704,371

VSB Bancorp, Inc.

Consolidated Statements of Operations

December 31, 2013

(unaudited)

	Three months	Three months	Year	Year
	ended	ended	ended	ended
	Dec. 31, 2013	Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2012
Interest and dividend income:
Loans receivable	$1,317,443	$1,413,548	$5,455,249	$5,902,637
Investment securities	858,644	669,812	2,952,346	2,988,980
Other interest earning assets	34,150	36,767	157,931	115,098
Total interest income	2,210,237	2,120,127	8,565,526	9,006,715

Interest expense:
NOW	15,348	16,846	62,651	79,818
Money market	61,315	52,457	218,478	226,515
Savings	19,282	17,625	77,245	53,318
Time	107,275	101,004	466,601	436,374
Total interest expense	203,220	187,932	824,975	796,025

Net interest income	2,007,017	1,932,195	7,740,551	8,210,690
Provision for loan loss	105,000	75,000	285,000	355,000
Net interest income after provision for loan loss	1,902,017	1,857,195	7,455,551	7,855,690

Non-interest income:
Loan fees	11,602	10,469	48,734	42,532
Service charges on deposits	582,773	484,199	2,234,015	2,110,240
Net rental income	16,844	16,405	69,747	59,010
Other income	48,938	61,116	273,567	217,191
Total non-interest income	660,157	572,189	2,626,063	2,428,973

Non-interest expenses:
Salaries and benefits	930,481	959,215	3,829,394	3,821,060
Occupancy expenses	338,935	425,772	1,333,283	1,521,501
Legal expense	97,702	50,706	296,339	259,982
Professional fees	82,794	85,100	359,741	338,980
Computer expense	85,263	70,110	308,810	253,241
Director fees	60,600	62,050	238,225	267,950
FDIC and NYSBD assessments	62,500	57,000	238,000	235,500
Other expenses	392,800	392,661	1,539,587	1,396,135
Total non-interest expenses	2,051,075	2,102,614	8,143,379	8,094,349

Income before income taxes	511,099	326,770	1,938,235	2,190,314

Provision (benefit) for income taxes:
Current	149,974	379,980	574,689	1,438,309
Deferred	83,832	(230,465)	312,075	(436,195)
Total provision for income taxes	233,806	149,515	886,764	1,002,114

Net income	$277,293	$177,255	$1,051,471	$1,188,200

Basic income per common share	$0.16	$0.10	$0.59	$0.67

Diluted net income per share	$0.16	$0.10	$0.59	$0.67

Book value per common share	$15.47	$15.55	$15.47	$15.55